[ViewSonic Europe Ltd Letterhead]
Private & Confidential

WITHOUT PREJUDICE:  SUBJECT TO CONTRACT

Dated 28 November, 2007

VIEWSONIC EUROPE LIMITED	(1)

and

JAN JENSEN	(2)

Compromise Agreement

NORTON ROSE

	Contents
Clause		Page

1	Definitions	3

2	Termination	4

3	Severance Payment	4

4	Tax indemnity	4

5	Resignation of offices	5

6	Secrecy	5

7	Confidential Information and Covenants	6

8	Company property	6

9	Breach of agreement and compensation payable to the Employee	7

10	Settlement	8

11	Warranty	8

12	Compliance with Legislation	9

13	Miscellaneous	10

14	Whole agreement	10

Schedule 1 Claims		12

Schedule 2 Draft Letter of Resignation		14

Schedule 3 Certificate by UK Adviser		15

THIS AGREEMENT is dated                               2007 and is made

BETWEEN:

(1)	Viewsonic Europe Limited of Riverside House, 2a Southwark Bridge Road, London, SE1 9HA (the “Company”); and

(2)	Jan Jensen of 468A Vedbaek Strandvej, 2950 Vedbaek, Denmark (the “Employee”).

WHEREAS:

(A)	The Employee has been hired by the Company with a commencement date of 18 October 2004 and was appointed as Director pursuant to an employment contract dated 10 January 2006.

(B)	The Employee asserts various claims against the Company arising out of the termination of his employment including but not limited to unfair dismissal, wrongful dismissal and breach of contract.

(C)	The parties have agreed to compromise and settle all such claims on the terms hereinafter provided.

(D)	The Company is entering into this agreement for itself.

IT IS AGREED as follows:

1	Definitions

1.1	In this Agreement references to specific clauses are references to clauses in this Agreement unless otherwise stated and:

“Associated Company” means an associated company (within the meaning of section 416(1) Income and Corporation Taxes Act 1988) of  the Company.

 “Employment” means the Employee’s employment with the Company, the terms of which are set out in the Employment Contract.

“Employment Contract” means the service agreements entered into between the Company and the Employee respectively which is dated 10 January 2006.

“PAYE Regulations” means the Income Tax PAYE Regulations 2003 (as amended, extended or replaced from time to time).

“Severance Payment” means the payment more particularly described in clause 3.

“Termination Date” means the date more particularly described in clause 2.1 and “Termination Date” shall be construed accordingly.

2	Termination

2.1	The Employee’s employment with the Company under the terms of the Employment Contractwill terminate on 5January 2008 (“the Termination Date”).

3	Severance Payment

3.1
Subject to the Employee’s compliance with his continuing obligations under this Agreement and without admission of liability the Company shall pay into the pension fund of the Employee, namely PFA Pension within 14 days of the Termination Date the sum of €230,044 (two hundred thirty thousand and forty four euros), which sum is comprised of €60,515 (sixty thousand five hundred and fifteen euros) as a payment in lieu of notice (and including MIP) and an ex gratia payment of €169,529(one hundred and sixty nine thousand five hundred and twenty nine euros) in compensation for loss of office and termination of Employment (the “Severance Payment”). This payment shall be deemed to be inclusive of any entitlement to statutory holiday allowance.

3.2
The Severance Payment shall be subject to any deductions the Company is required by law to make, including income tax or wage tax on the amount of the Severance Payment that is in lieu of contractual notice in accordance with PAYE Regulations and primary class 1 National Insurance Contributions.

3.3
Any further liability to tax, or any other deductions or withholdings required in any jurisdiction on the Severance Payment and on any other benefits provided to the Employee pursuant to this Agreement shall be the Employee’s alone, but Employer National Insurance contributions will remain the liability of the Company.

3.4
A P45 and relevant pay statement shall be issued to the Employee immediately following the Termination Date and in any event prior to payment of the Severance Payment.  The Severance Payment shall be paid within 14 days of the Termination Date.

4	Tax indemnity

4.1
The Company makes no warranty as to the taxable status of the Severance Payment and benefits and accordingly the Employee undertakes that if the Company or any of its Associated Companies is called upon to account to HM Revenue & Customs or any similar authority in any other jurisdiction for any income tax, Employee National Insurance contributions, social security or similar liabilities interest and/or penalties thereon arising in respect of the payments made and benefits provided under this Agreement, other than any deducted under clause 3 (such income tax, social insurance, social security, Employee National Insurance contributions, interest and/or penalties referred to in this Agreement as the “Excess Tax”), and if any of the Company or any associated company pays the Excess Tax to the HM Revenue & Customs or similar authority in any jurisdiction, the Employee will, at the written request of such company and provided the Employee has received notification of the amount due within 14 days of the Company becoming aware of the claim, immediately pay to such company an amount equal to the Excess Tax (on an after-tax basis), provided that before paying the Excess Tax the Company shall afford the Employee a reasonable opportunity (in the opinion of the Company) to challenge the amount of Excess Tax with either HMRC or the National Insurance Contributions Agency as appropriate.

5	Resignation of offices

5.1
The Employee shall immediately resign as a Director of the Company and from any of its Associated Companies of which he is a director by delivering to those companies a letter of resignation in accordance with the draft annexed in Schedule 2, such resignations to take effect from the Termination Date.

5.2
The Employee shall immediately do all such acts and things as the Company may require to effect his resignation from all other offices to which he was appointed in connection with or by reason of the Employment or any appointments with the Company or any of its Associated Companies including (but without prejudice to the generality of the above) trusteeships.

5.3
Subject to the terms and conditions of the policy of insurance from time to time, the Company shall maintain insurance cover for Directors’ and Officers’ Insurance for the Employee for a period of 4 years from the Termination Date and will ensure that appropriate insurance is maintained to cover any potential liability of the Employee as Director of Viewsonic Technology Gmbh and as Registered Representative of Viewsonic Europe Limited Russia and Viewsonic Europe Limited Ukraine.

6	Secrecy

6.1
The Company and the Employee undertake to each other that they will not, whether directly or indirectly, make, publish or otherwise communicate any disparaging or derogatory statements, whether in writing or otherwise, about each other, including in the case of  the Company, about any of its Associated Companies, or any of its or their officers agents or employees, other than as required by law.

6.2
The Employee acknowledges that this Agreement will be publicly filed with the U.S. Securities and Exchange Commission (the “SEC”) and will be publicly available on the SEC’s EDGAR system. The Employee further acknowledges that a summary of the terms hereof shall be publicly disclosed in periodic reports filed with the SEC by ViewSonic Corporation, a Delaware corporation.

6.3
The Company and the Employee agree not to make or cause to be made (directly or indirectly) any statement to the media concerning the Employment or its termination or his resignation from any of the Company or any Associated Company directorships or other offices without the prior written consent of the other as the case may be.  In the event that either party does require a statement to be made, then the Company and the Employee agree that a statement should be issued in the terms of the draft attached at Schedule 4.

7	Confidential Information and Covenants

7.1
In accordance with the Employment Contract, the Employee undertakes not to divulge to, or commercially make use of, for his own benefit or purposes or for the benefit or purpose of any other person, firm, corporation, company, association or business entity, any trade secrets or confidential information (including but not limited to terms of contracts or arrangements, existing and potential projects, financial information regarding customers, clients or suppliers, disputes, business development and/or marketing programmes and plans) belonging to or which relate to the affairs of the Company or any Associated Company or any of its customers, clients or suppliers.

7.2
The Employee also confirms that in consideration of the further payment of €1000 (one thousand euros) he will not for a period of 6 months from the Termination Date,  (whether alone or jointly with or as a director, manager, agent, consultant, partner or employee of any person, firm, company or other organisation) directly or indirectly carry on or be engaged in any activity or business in any of the member states of the European Union or Switzerland (the “Restricted Area”) with or for Samsung, LG or Acer or any other firm, company or other organisation in respect of which 40 per cent. or more of its business is engaged or concerned with the supply of visual display units, LCDs, projectors, computer monitors in the Restricted Area. The Company will release any third party, from any non solicitation and/or non-dealing obligations (including, without limitation, clients, prospective clients and employees) in respect of the Employee provided that such third party and the Employee agree to comply fully with the provisions of this clause 7.   This clause 7.2 varies all and any post-termination restraints already set out in the Employment Contract and where there is any inconsistency between the wording of this Agreement and the Employment Contract, the wording of this Agreement will prevail.

7.3
Nothing in this Clause 7 shall prevent the Employee from making a protected disclosure in accordance with the Public Interest Disclosure Act 1998 provided that the disclosure is made in accordance with the provisions of that Act.

8	Company property

8.1
The Employee represents and confirms that he has returned on or before the  relevant Termination Date to the Company all property, equipment, records, correspondence, documents, files and other information of any description (whether originals, copies or extracts) belonging or licensed to the Company or any of its Associated Companies and that he has not retained any copies and that he has deleted irretrievably any information relating to the business of the Company on any magnetic or optical disk or memory which is in his possession or control outside the premises of the Company.  In addition the Employee will provide the Company with all necessary information as will allow such person as the Company may determine to access any computer equipment owned by the Company or any Associated Company and used by the Employee. For the avoidance of doubt however, the Employee shall be allowed to continue to use the company car currently provided for his use until 5 July 2008 after which time he may, at his sole option, transfer the lease of said car into his own name and the Employee’s company telephone/blackberry shall continue to be provided to him until that date and shall be transferred to the personal account and cost of the Employee immediately after that date unless otherwise agreed between the Parties. The Company agrees to take all reasonable steps as may be reasonably required to transfer or assist the transfer of the car and telephone/blackberry into the Employee’s name.

8.2	The Employee may retain the lap top computer currently provided for his use provided that the Company has removed any confidential information of the Company or any Associated Company on it.

9	Breach of agreement and compensation payable to the Employee

9.1
The Employee agrees that if, having entered into this Agreement, the Employee: (a) breaches the provisions of clauses 6 (Secrecy) and/or 7 (Confidential Information and Covenants) and/or the warranties at Clause 11; and/or (b) (on the basis that the Company is entering into this Agreement in reliance upon the warranties given by the Employee at clause 11.1) brings any proceedings (including making complaints to professional or trade or regulatory bodies but excluding any such claim falling within the definition of a “qualifying disclosure” within section 43B of the Employment Rights Act 1996) relating to the Employment (including its termination) against the Company, any Associated Company or its or their officers, employees or agents; and/or (c) is awarded any compensation or damages by an employment tribunal or civil court,  the Employee will, without prejudice to any other remedies that the Company may have, at any of the Company’s election forthwith:

9.1.1	repay (or the Company will retain if not at that time already paid) the Severance Payment (less any statutory redundancy payment) to the Company and that sum will be recoverable as a debt; or

9.1.2	pay a sum equivalent to the sum of any compensation or damages awarded to the Employee to the Company.

9.2
In addition, the Employee will indemnify the Company against all costs (legal or otherwise) incurred by the Company in recovering or seeking to recover the Severance Payment from the Employee and/or any compensation or damages awarded to the Employee.

9.3	Nothing in this clause shall prevent the Employee from taking any steps, including the commencement of legal proceedings, to enforce the terms of this Agreement.

10	Settlement

10.1
The Employee acknowledges that he has carefully considered the facts and circumstances relating to the Employment and the termination thereof and that he considers that the payments referred to in this agreement are reasonable in the circumstances. The Employee agrees that he will not institute any proceedings or complaints before an employment tribunal or court in the UK or in any other jurisdiction arising out of or in connection with the Employment or its termination in respect of any of the claims set out in Schedule 1 to this Agreement

10.2	The Employee confirms that he is not aware of having any claim for personal injury against the Company or any Associated Company at the date of this Agreement.

10.3	The Employee agrees that the terms of this Agreement are in full and final settlement:

10.3.1	of the claims set out in Schedule 1; and

10.3.2
any other claims whether at common law, civil law or otherwise and in any jurisdiction in the world including without limitation the United Kingdom, and the United States which he may have against the Company or any Associated Company or its or their officers, directors, employees, shareholders or agents arising out of or connected with his Employment or its termination or the Employment Contract or its termination.

10.4	The Employee hereby agrees that, except for the sums and benefits referred to in this Agreement, no other sums or benefits are due to him from the Company or any Associated Company.

10.5	The Employee considers that the terms of this settlement and the amount of the Severance Payment is reasonable in the circumstances.

10.6
The Company acknowledges that the terms of this Agreement are full and final settlement of all and any claims of which it or Viewsonic Corporation or its or their officers, directors, employees, stockholders, shareholders, or agents may have against the Employee arising directly out of the Employment or its termination to the extent that the board of the Company is aware of any such claim as at the date of this Agreement.

11	Warranty

11.1	The Employee represents and warrants:

11.1.1
that he has received advice from a “relevant independent adviser” (“the Adviser”) (for the purposes of the legislation specified in clause 12 below) as to the terms and effect of this Agreement (and in particular its effect on the Employee’s ability to pursue his rights before an employment tribunal) and that he will procure that the Adviser forthwith provides a certificate in the form of Schedule 3 to this Agreement and that in such Schedule the name and other relevant details of the Adviser are correctly set out;

11.1.2	that he has raised with the Adviser all facts and issues relevant to the Employment and its termination; and

11.1.3
that the Adviser has advised him that the claims and prospective proceedings listed at clause 10 and Schedule 1 are all of the claims and prospective proceedings that he has against the Company, any Associated Company or their, officers, directors, agents and employees arising out of or in connection with his Employment (including the termination thereof) and that he has no other claim.

11.2
The Employee further warrants that he will on the request of the Company or any Associated Company, assist it or them in any threatened or actual litigation concerning it or them where he has in his possession or knowledge any facts or other matters which the Company or any Associated Company reasonably considers is relevant to such legal proceedings (including but not limited to giving statements/affidavits, meeting with the legal and other professional advisers and attending any legal hearing and giving evidence).  Such assistance will also be given in any internal investigation or any regulatory proceedings.  The Company will reimburse the Employee for reasonable expenses properly incurred by him in giving such assistance.

11.3
The Employee warrants and represents that he has not at any time done or failed to do anything which amounts to a repudiatory breach of any express or implied term of the Employment which would (or would have) entitled the Company to terminate the Employment without notice or payment in lieu of notice.

12	Compliance with Legislation

The conditions regulating compromise agreements contained in:

12.1	section 203(3) Employment Rights Act 1996;

12.2	section 77(4A) Sex Discrimination Act 1975 (in relation to claims under that Act and the Equal Pay Act 1970);

12.3	section 72(4A) Race Relations Act 1976;

12.4	section 288(2B) Trade Union and Labour Relations (Consolidation) Act 1992;

12.5	Schedule 3A Part 1 paragraph 2 Disability Discrimination Act 1995;

12.6	regulation 35(3) of the Working Time Regulations 1998;

12.7	section 49(4) of the National Minimum Wage Act 1998;

12.8	regulation 41(4) Transnational Information and Consultation of Employee Regulations 1999;

12.9	regulation 9 of the Part Time Workers (Prevention of Less Favourable Treatment) Regulations 2000;

12.10	regulation 10 of the Fixed Term Employees (Prevention of Less Favourable Treatment) Regulations 2002;

12.11	Schedule 4, Paragraph 2(2) Employment Equality (Sexual Orientation) Regulations 2003;

12.12	Schedule 4, Paragraph 2(2) Employment Equality (Religion or Belief) Regulations 2003;

12.13	Regulation 40(4) Information and Consultation of Employees Regulations 2004;

12.14	paragraph 12 of the schedule to the Occupational and Personal Pension Schemes (Consultation by Employers and Miscellaneous Amendment) Regulations 2006;

12.15	Schedule 5 paragraph 2(2) of the Employment Equality (Age) Regulations 2006,

are intended to be and have been satisfied.

13	Miscellaneous

13.1	This Agreement shall be governed by and interpreted in accordance with English Law. The parties hereby submit to the jurisdiction of the High Court of Justice in England.

13.2
Subject to any provision which specifically refers to an Associated Company and which is intended to confer benefits on any such Associated Company, no term of this Agreement is enforceable by a person who is not party to it.

14	Whole agreement

14.1
This Agreement sets out the entire agreement between the parties and supersedes all prior discussions between them or their advisers and all statements, representations, terms and conditions, warranties, guarantees, proposals, communications and understandings whenever given and whether orally or in writing in relation to the termination of employment of the Employee.  If signed by all parties to the Agreement it shall then, notwithstanding being marked “without prejudice” or “without prejudice subject to contract” and subject to any written statement to the contrary, be treated as an open and binding agreement.

14.2	The Agreement may not be modified or amended except in writing signed by all the parties.

IN WITNESS whereof this Agreement has been executed the day and year first above written.

SIGNED by Natalia Bikkenina, HR Director	)	/s/ Natalia Bikkenina
for and on behalf of the Viewsonic Europe Limited	)
dated 28/11/2008)

SIGNED by Jan Jensen	)	/s/ Jan Jensen
the Employee	)
dated 28/11/2008)

Schedule 1

Claims

1.	any claim for wrongful dismissal or any other claim for breach of contract;

2.	any claim for unfair dismissal under Part X of the Employment Rights Act 1996;

3.	any claim for a statutory redundancy payment pursuant to section 135 of the Employment Rights Act 1996;

4.
any claim arising out of a contravention or an alleged contravention of Part II of the Employment Rights Act 1996 (protection of wages including any claim for unlawful deduction from wages pursuant to section 13 Employment Rights Act 1996 and Guarantee Payments pursuant to section 28 Employment Rights Act 1996);

5.	any claim in relation to the right of an itemised pay statement pursuant to s8 Employment Rights Act 1996;

6.	any claim in relation to the right for written statement of reasons for dismissal pursuant to section 92 Employment Rights Act 1996;

7.	any claim in relation to protection from suffering detriment in employment pursuant to Part V the Employment Rights Act 1996;

8.	any claim in relation to exercising the right to time off work pursuant to Part VI the Employment Rights Act 1996;

9.	any claim in relation to suspension from work pursuant to Part VII the Employment Rights Act 1996;

10.	any claim in relation to the right to take parental leave pursuant to the Employment Rights Act 1996;

11.	any claim in relation to the right to request contract variation for flexible working pursuant to section 80 Employment Rights Act 1996;

12.
any claim arising out of a contravention or alleged contravention of the Trade Union and Labour Relations (Consolidation) Act 1992 as specified in section 18(1)(b) Employment Tribunals Act 1996 (excluding a claim for non-compliance of section 188);

13.	any claim pursuant to section 63 the Sex Discrimination Act 1975 (discrimination, harassment and victimisation on the grounds of sex, marital status, gender re-assignment or civil partnership status);

14.	any claim pursuant to section 2 the Equal Pay Act 1970 (equal pay);

15.	any claim pursuant to section 54 Race Relations Act 1976 (discrimination, harassment and victimisation on the grounds of colour, race, nationality or ethnic or national origin);

16.	any claim pursuant to section 17A or 25(8) Disability Discrimination Act 1995 (discrimination or harassment on grounds of disability);

17.	any claim pursuant to Reg 30 Working Time Regulations 1998 (working time or holiday pay);

18.	any claim pursuant to section 10 Employment Relations Act 1999 (right to be accompanied to a disciplinary or grievance hearing);

19.
any claim pursuant to Regulation 15 of the Flexible Working (Procedural Requirements) Regulations 2002 and the Flexible Working (Eligibility, Complaints and Remedies) Regulations 2002 pursuant to section 80 Employment Rights Act 1996;

20.	any claim pursuant to Regulation 28 the Employment Equality (Sexual Orientation) Regulations 2003 (discrimination, harassment on grounds of sexual orientation);

21.	any claim pursuant to Regulation 28 the Employment Equality (Religion or Belief) Regulations 2003 (discrimination and harassment on grounds of religion or belief);

22.	any claim pursuant to Reg 29 or 33 the Information and Consultation of Employees Regulations 2004

23.	any claim under S47B Employment Rights Act 1996; and/or

24.
any claim in relation to failure to elect appropriate representatives or inform or consult or any entitlement to compensation under the Transfer of Undertaking (Protection of Employment) Regulations 2006;

25.	any claim in relation to the Occupational and Personal Pension Schemes (Consultation by Employers and Miscellaneous Amendment) Regulations 2006;

26.	any claim pursuant to Regulation 36 the Employment Equality (Age) Regulations 2006 (direct or indirect discrimination, harassment or victimisation on the grounds of age);

27.	any claim for failure to comply with obligations under the Human Rights Act 1998;

28.	any claim for failure to comply with obligations under the Data Protection Act 1998;

29.	any claim under any provision of directly applicable European law;

30.	any claim in respect of harassment under section 3 Protection from Harassment Act 1997; and

31.	any claims for physical or psychiatric illness relating to any acts of discrimination or any stress-related claims and/or any claims relating to depression.

Schedule 2

 Draft Letter of Resignation

Private & Confidential
Company Secretary
Viewsonic Europe Limited and Viewsonic Netherlands
Riverside House
2a Southwark Bridge Road
London
SE1 9HA

November 29, 2007
Dear Sirs

Please accept this letter as formal notice of my resignation as a Director of both Viewsonic Europe Limited and Viewsonic Netherlands and each of the companies named in the schedule below of which I am a Director.  Each of the named companies will be sent a copy of this letter of resignation addressed to that company secretary and should be accepted as an immediate resignation. My resignation as a Director of the Company is to be effective immediately. I acknowledge that I have no further claims as against each and any of these companies arising from any offices, trusteeships, secretaryships or any other arrangements for the provision of my services to it or them or the termination of it or them.

You and the other company secretaries are asked to arrange for particulars of my resignation to be filed with the Registrar of Companies.

Yours faithfully

SIGNED	/s/ Jan Jensen.

Jan Jensen

Viewsonic Netherland

Viewsonic Technology Gmbh

Registered Representative office Viewsonic Europe Ltd. in Russia

Registered Representative office Viewsonic Europe Ltd. in Ukraine

Schedule 3

Certificate by UK Adviser

I confirm that I have given independent legal advice to Jen Jensen as to the terms and effect of the above Agreement and in particular its effect on my client’s ability to pursue his rights before an employment tribunal.

I confirm that I am a Solicitor of the Supreme Court holding both at the date of the above Agreement and at the date the said advice a current practising certificate and that there is and was at the time I gave the advice referred to above in force a policy of insurance which covers the risk of a claim by Jan Jensen in respect of any loss arising in consequence of that advice.

Signed	/s/ Nigel Forsyth
Name	Nigel Forsyth
Firm	Barker Gillette
Address of firm	11-12 Wigmore Place
London W1U 2LU

Schedule 4

Statement

To: Whom it my concern (Employees, customers, etc as applicable)

From James Chu

Re: Jan Jensen

Effective (date), Jan Jensen has elected to leave the company to pursue his career elsewhere.

After three years with ViewSonic, we are thankful for Jan’s contributions as the European arm of ViewSonic has steadily grown in revenue and market share under his leadership. We wish him all the best in his future endeavors.

Alan will take responsibility for all Jan’s direct reports until a full organizational plan can be analyzed.